Exhibit 11.1

This Code of Conduct adopted for Petroleum Geo-Services ASA and all of its subsidiaries and affiliated companies (hereafter “PGS”) reflects our commitment to our shareholders, customers and employees to conduct our business with the utmost integrity. The Code of Conduct provides a framework for what PGS considers responsible conduct, but is not exhaustive. As a PGS employee or director you should always strive to exercise good judgment, care and consideration in your service for PGS.

The Code of Conduct for PGS is an integration of our Values, Principles and Business Practices. Our Values are the foundation of how we conduct business. Our Principles of Conduct are how we maintain our Values and we apply these principles to our Business Practices that support the way we conduct business.

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PGS Principles of Conduct

We are committed to living our core values, which means we are committed to conducting our business with the utmost integrity. We hold ourselves to high ethical standards that provide the foundation for how we conduct our business around the world.

To maintain our ethical standards, we:

•	take responsibility for acting in compliance with laws and Company policies

•	keep an awareness of the legal issues affecting the Company with particular attention to those pertaining to each of our areas of responsibility

•	act in a manner utilizing good judgment and honesty in all of our business dealings

•	encourage others to aspire to high ethical standards and never encourage or permit others to break the law

•	actively seek and follow the advice of our supervisors or appropriate Company representatives

•	make ourselves available to address issues of concern and promote open and honest communication

•	foster an open and sharing environment, encourage transparency and provide accurate and timely information

•	raise uncertainty of any misconduct or unethical behavior to our supervisor or appropriate Company representative to ensure our integrity and ethical standards are maintained

•	monitor compliance with laws and policies and take appropriate action to correct any deficiencies

•	never intimidate or threaten those reporting any misconduct or unethical behavior

These principles are applied everyday in conducting our business. Our Business Practices provide a summary of the principal areas of law affecting the Company and certain Company policies. It is intended to increase the awareness of the legal and ethical issues that may arise in the course of conducting our business.

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Business Practices

The following Business Practices are a summary of the principal areas of law affecting the Company and certain Company policies. It is intended to increase the awareness of the legal and ethical issues that may arise in the course of conducting our business. PGS expects employees and directors to comply with all Company policies and laws applicable to their job responsibilities and to adhere to these guiding principles.

The legal department and Company representatives are available to answer questions, give advice, address concerns and investigate allegations related to compliance with laws, regulations, Company polices and these Business Practices.

LAWS & REGULATIONS

•	Environmental Laws

•	Occupational Safety and Health

•	Antitrust Laws

•	Securities and Disclosure Laws

•	Tax Laws

•	Prohibited Dealings with Certain Countries

•	Anti-boycott Laws

BUSINESS ETHICS

•	Entertainment and Gifts

•	Fair Dealing

•	Political Contributions

•	Commercial Bribes

•	Foreign Corrupt Practices Act

EMPLOYEE CONDUCT/REPONSIBILITES

•	Employment Practices

•	Records

•	Conflicts of Interest

•	Proprietary and Confidential Information

•	Company Assets

COMPLIANCE

•	Reporting Violations

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Laws & Regulations

Environmental Laws
PGS maintains compliance with environmental laws in each location in which the Company operates in order to ensure that PGS is a respected corporate citizen and protected against unnecessary costs. PGS is committed to the proper handling of all materials stored, distributed, processed, manufactured, produced, handled, installed or otherwise utilized in its activities as required by all applicable environmental, health and safety laws.

Occupational Safety and Health
Many government regulations impose standards on employers for maintaining safe and healthy work places. PGS is committed to providing a safe work environment for its employees. Employees perform their duties in a manner that will not pose a danger to themselves or others. The use of safety equipment in certain areas is often required by law or the Company.

Antitrust Laws
Antitrust laws prohibit or restrict practices such as agreements among, or discussions with, competitors or customers to restrict competition including conduct that; fixes or controls prices, divide territories or markets, allocates customers or limits production or sales. Other actions involving competitors or customers may raise antitrust concerns. When in contact with persons responsible for competing products or services, do not disclose or discuss, pricing and selling policies, customers, costs, marketing plans, production plans and capabilities or any other proprietary or confidential information.

Securities and Disclosure Laws
You shall abstain from trading or giving advice concerning trade in the securities of PGS on the basis of information which is not publicly available or commonly known in the market, if publicly available or commonly known, such information may influence the price of the securities of PGS. Further, PGS has adopted trading regulations for its primary insiders.

PGS is committed to making full, fair, accurate, timely and understandable disclosures in reports and documents it files with the Oslo Stock Exchange and the United States Securities and Exchange Commission. We have a responsibility to ensure that information released to the general public about the Company’s activities, plans, products and services, is correct and objective. Individual employees should not make statements to the general public about the Company without prior approval of their business unit Presidents and the VP Group Communications.

Tax Laws
As a company with truly global operations, PGS frequently faces complex situations with regard to export and tax regulations. Any single job can involve several different legal entities and revenue jurisdictions, as well as vessels and equipment of different origins. Adherence to the highest standard of compliance with all relevant regulations is a priority of PGS, in order to maintain our reputation and to avoid potential disputes with export and tax agencies. Therefore, PGS expects its employees, as applicable, to be familiar and comply with all relevant export and tax regulations; which will frequently include

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United States and Norwegian regulations in addition to the regulations of the operator’s immediate jurisdiction.

Prohibited Dealings with Certain Countries
Sanctions imposed by governments or the United Nations may restrict or prohibit business or personal dealings with certain countries and with companies or individuals in or from those countries. Activities that may be restricted include: commercial activities, funds transfers, provision of services, exports of sensitive technology, imports, investments, and travel to restricted countries.

Anti-boycott Laws
Anti-boycott laws restrict or prohibit U.S. companies and non-U.S. business concerns controlled by U.S. companies from participating in certain aspects of one country’s boycott of another country, companies or individuals. Activities that may be restricted or prohibited include: furnishing information about activities in or with boycotted countries; providing discriminatory information; refusing to do business, or agreeing to refuse to do business, with or in a boycotted country or with any business concern organized under the laws of a boycotted country or with any national or resident of a boycotted country or with any person who has dealt with a boycotted person or country when such refusal is pursuant to an unsanctioned foreign boycott.

Business Ethics

Entertainment and Gifts
It is PGS’ desire to treat all customers and suppliers fairly and impartially. PGS’ competitive appeal must be based on the quality of our products and services, the prices attached to these services, and the competence and honesty of its employees. Giving or accepting gifts or entertainment can have the appearance of trying to influence the decision of or taking advantage of a relationship with a customer or supplier.

To minimize conflicts of interest and encourage sound business decisions, employees who are in a position to make or influence decisions regarding PGS business transactions should not accept gifts or other favors from any persons and/or companies with whom PGS has business relationships, where such acceptance may affect or appear to affect his/her integrity or independence. Gifts and other favors can only be accepted to the extent they are modest, both with respect to value and frequency, provided the time and place are appropriate and provided that they comply with locally accepted good business practice (“Common Courtesy Gifts”). Employees should not offer, directly or indirectly, gifts or favors to any person or company in a position to make or influence decisions regarding PGS business transactions, unless such gifts are Common Courtesy Gifts.

Full transparency and proactively raising issues with their immediate supervisor or the General Counsel when in doubt whether a gift or favor is a Common Courtesy Gift should guide employees in handling such issues.

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Fair Dealing
All employees should endeavor to deal fairly with PGS customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Political Contributions
Company funds cannot be used to make any direct or indirect payments in the name of PGS or which benefit PGS to any:

•	officer of any other entity

•	employee of any other entity

•	agent of any other entity

•	government official

•	government employee

PGS does not support or use company funds to support any political party or any political candidate. However, PGS employees may participate individually in political activities with their own time and resources. PGS does not contribute shareholders’ funds to political organizations.

Commercial Bribes
Bribes, kickbacks or other similar gifts or payments to an individual or company are prohibited. Likewise, an employee shall not accept any gift or payment in connection with that employee’s decisions or actions.

Foreign Corrupt Practices Act
The United States Foreign Corrupt Practices Act (FCPA) prohibits the payment of, or offer to pay, anything of value, directly or indirectly, to any foreign official, foreign political party or foreign political candidate for the purpose of causing the recipient to act, refrain from acting, or secure any improper advantage so as to assist any person in obtaining or retaining business or in directing business to any particular person. Similar prohibitions may follow from laws and regulations of other jurisdictions.

The FCPA applies to all U. S. companies and non-U.S. companies subject to the jurisdiction of the U. S. Securities and Exchange Commission (“issuers”) including PGS. The FCPA also applies to other non-U.S. persons (companies and individuals) to the extent they commit any act in furtherance of a bribe while in the territory of the United States.

The FCPA further requires issuers: (1) to establish and keep accurate books, records and accounts that accurately and fairly reflect their transactions and disposition of their assets; and (2) to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly executed and recorded and that accountability for assets is maintained.

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Employee Conduct/Responsibilities

Employment Practices
All employees are expected to treat their colleagues and subordinates with respect and dignity. PGS prohibits and will not tolerate any form of harassment that creates an intimidating, hostile, or offensive work environment including, but not limited to, verbal, visual or physical conduct that discriminates on the basis of race, color, sex, national origin, religion, age, marital status, veteran status or disability. Such behavior is not only unethical and in conflict with Core Values, but may also be illegal.

Records
Integrity of our records is extremely important. We take responsibility for the accuracy and completeness of the books and records of the Company. Books and records will comply with Generally Accepted Accounting Principles, legal and regulatory requirements and Company policies.

Conflicts of Interest
A conflict of interest arises when an employee’s duties and his/her self-interests collide or are opposed to each other. While PGS encourages all employees to make personal investments and engage in social relations, they shall not have any personal or financial interests, which might conflict with PGS or influence or appear to influence their judgment or actions in carrying out their responsibilities to PGS.

Financial interests in another entity include among others:

•	Stock or other ownership by the employee, his/her spouse, cohabitant or fiancé, or any of his/her relatives by birth or by marriage and/or any related trusts or estates,

•	A brokerage fee, royalty, PGS ownership interest or carried interest in any asset, property, or entity being purchased by or contracted with PGS.

•	Financial interest in another entity excludes the ownership of less than one percent of the stock of a publicly held entity.

Proprietary and Confidential Information
Information which is proprietary to PGS and is obtained as a result of employment with PGS is confidential and should not be shared with anyone or used for personal gain or for the benefit of others, including in competition with PGS. Employees owe a duty to PGS to advance its legitimate interests when the opportunity to do so arises.

Examples of such privileged information would be: customer lists, plans, proposals, budgets, pricing or pricing policies, contract terms, earnings, financial or business forecasts, or discoveries. This also includes any other work product developed, conceived or used by Company personnel that arises out of employment with PGS or is otherwise created through use of the Company’s time, facilities, resources or materials.

Company Assets
PGS prohibits the creation and/or maintenance of secret or unrecorded funds or assets, the recording of false or fictitious entries in books or records and the use of Company funds for unlawful purposes.

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PGS expects all employees to use the assets and funds of PGS exclusively for the benefit of the Company. Assets include:

•	Information

•	Technology

•	Plans

•	Financial data

•	Business strategies and business information

•	Computers, computer software and electronic mail

•	Funds

•	Equipment (including machines, telephones, copiers)

•	The time and skill of employees

PGS has the right to audit and confiscate any material contained in any Company-owned computer on Company property at any time. Exceptions to this policy relate to the property of vendors, consultants, or other outside parties and their equipment.

Compliance

These Business Practices are important elements of the Company’s effort to promote compliance with policies, laws, and regulations and to ensure appropriate business behavior. These practices will be reviewed periodically to ensure they remain applicable to conducting our business.

In the rare circumstance where a waiver of the Code would be appropriate, such waiver may be made only by the Board of Directors or a designated Board Committee and, for executive officers and directors, must be promptly disclosed to shareholders under applicable law, regulations and listing standards.

Reporting Violations
If you are concerned or are aware of what appears to be an inappropriate situation, you are encouraged to notify your supervisor or an appropriate Company representative. You can contact the legal department, a human resource representative, our Company compliance personnel, or pursue an issue with any higher level of management. All reports of suspected violations, whether made anonymously or otherwise, will be treated confidentially and will be investigated promptly, thoroughly and fairly. Intimidation or retaliation against anyone making such a report will not be tolerated.

You may communicate your concerns by telephone, through Internet access, in person, or by contacting the Compliance Hotline. The Compliance Hotline, including Internet based access, enables you to anonymously report inappropriate activities regarding Company policy violations, violations of laws and regulations or other ethical concerns.

The Compliance Hotline is available 24 hours through Internet access by logging on to www.compliance-helpline.com/pgs.jsp or by calling:

Direct   +1.704.943.0136 anywhere worldwide, or Collect by contacting an international operator and asking for +1.704.943.0137 from PGS

Toll free 80 01 44 71 in Norway

Toll free 1.888.289.4042 in USA or Canada

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All employees have an obligation to notify their supervisors, or other appropriate Company representatives (including the Compliance Hotline) of suspected violations of law or failures to adhere to these Business Practices.

No Rights Created
This Code of Conduct is a statement of certain fundamental PGS principles, policies and procedures that govern the Company’s employees and directors. It does not create any rights for any customer, supplier, competitor, shareholder or any other person or entity.

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